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                                                                       Exhibit 6


                               POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that the undersigned, Raymond Bank, has made, constituted and appointed, and by these presents does hereby make, constitute and appoint each of Edward Finnegan and Paul Lapping, each with full power of substitution, his true and lawful attorney-in-fact, for him and in his name, place and stead to execute, acknowledge, deliver and file any and all amendments to the Schedule 13D filed by the undersigned and any other reports required to be filed by the undersigned pursuant to Section 13 or Section 16 of the Securities Exchange Act of 1934, as amended, with respect to shares of common stock, $0.02 par value, of Transmedia Network Inc., hereby ratifying and confirming all that said attorney-in-fact and agent may do or cause to be done by virtue hereof.

          The validity of this Power of Attorney shall not be affected in any manner by reason of the execution, at any time, of other powers of attorney by the undersigned in favor of persons other than those named herein.

          The undersigned agrees and represents to those dealing with its attorney-in-fact herein, Edward Finnegan and Paul Lapping, that this Power of Attorney may be voluntarily revoked only by written notice to such attorney-in-fact.

          WITNESS THE EXECUTION HEREOF this 5th day of May, 2000, by
Raymond Bank.



                              /s/ Raymond Bank
                              -------------------------------------------
                                  Raymond Bank

STATE OF _______
COUNTY OF


                              _______________________________________
                              Notary Public